Exhibit 10.14

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of March 18, 2006 by and among Madison River Telephone Company LLC, a Delaware limited liability company (“Holdings”), and Paul H. Sunu (“Executive”).

RECITALS

Holdings and Executive entered into an employment agreement dated as of June 4, 1996 and such agreement has been amended on six occasions on or about October 8, 1996, January 24, 1997, October 16, 1997 and September 15, 1999, November 1, 2002 and December 31, 2003 and such agreement with its amendments expires on December 31, 2005.

Holdings and Executive desire to renew and amend an employment agreement.

Holdings has acquired and operates rural telephone companies and other telecommunications operations.

Holdings has the following classes of equity: Class A equity, Class B equity, Class C equity and Class D equity. Class A equity will be entitled to distributions prior to the Class B, Class C and Class D equities.

In order to induce Executive to agree to continue to serve as Managing Director—Chief Financial Officer of Holdings (hereinafter “Managing Director”), Holdings desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement.

Executive is willing to enter into such employment and perform services for Holdings on the terms and conditions set forth in this Agreement.

It is therefore hereby agreed by the parties as follows:

1. Employment.

(a)	Subject to the terms and conditions of this Agreement, Holdings agrees to employ Executive during the term hereof as Managing Director—Chief Financial Officer. In his capacity as Managing Director and Chief Financial Officer of Holdings, Executive shall have the customary powers, responsibilities and authorities of Managing Director and Chief Financial Officer of corporations of the size, type and nature of Holdings, as they exist from time to time. Executive shall also be Managing Director and Chief Financial Officer of all of Holdings’ subsidiaries unless otherwise agreed by Executive. Compensation and expenses of Executive shall be allocated based on the procedures agreed upon by and between Holdings and subsidiaries.

(b)	Holdings shall, as long as Executive is employed in his capacity as Managing Director, use its best efforts to cause the election and retention of Executive to the Board of Members of Holdings (the “Board”) as a member of the Board and Chief Financial Officer of Holdings. Holdings shall, as long as Executive is employed in his capacity as Managing Director, cause Executive to be elected a member of the Board of Directors and Chief Financial Officer of all of Holdings’ subsidiaries unless otherwise agreed by Executive.

(c)

Subject to the terms and conditions of this Agreement, Executive hereby accepts employment as Managing Director—Chief Financial Officer of Holdings and agrees to devote his full working time and efforts, to the best of his ability, experience and talent, to the performance of services, duties and responsibilities in connection therewith. Nothing in this Agreement shall preclude Executive from engaging, consistent with his duties and responsibilities hereunder, in charitable and community affairs, from managing his personal investments or, except as otherwise provided in Section 12 hereof, from serving as a member of boards of directors or as a trustee of other companies, associations or entities.

2. Term of Employment.

Executive’s term of employment under this Agreement shall commence on January 1, 2006 (the “Approval Date”) and, subject to the terms hereof, shall terminate on March 31, 2009, (unless and until extended from time to time by mutual written agreement of the parties, the “Termination Date”).

3. Compensation.

3.1	Initial Compensation.

(a)	Beginning on the Approval Date and continuing until the Termination Date, Holdings shall pay Executive a base salary (“Base Salary”) at the annual rate of $225,000. The Base Salary shall be payable in accordance with the ordinary payroll practices of Holdings but in no event less often than monthly in arrears.

(b)	Under Holding’s Short Term Incentive Compensation Plan, Executive’s annual target award shall be $225,000.

(c)	Executive shall participate in any compensation plan or program, annual or long-term, maintained by Holdings and participated in by senior executives of the Holdings generally on terms taking into account Executive’s title and position with the Holdings

3.2	Adjustments to Compensation. The compensation components as described in Section 3.1 above and other Sections herein shall be increased from time to time as the Board shall determine taking into account the success of Holdings, the performance of Executive, the size, revenues, and earnings of the businesses held or operated, or contemplated to be held or operated, by Holdings and market factors.

3.3	Compensation Plans and Programs.

(a)

Provided that Executive remains an employee of Holdings on the date of each such Special Award Bonus (as defined below), and in addition to any other compensation plan or program, annual or long-term as described in this Section 3.3, Executive shall be paid a special annual award (the “Special Award Bonus”) on or about but no later than December 31, 2006 and the following anniversary date thereafter in the amount per year equal to $153,049.40 plus all interest then accrued on the outstanding balance of that certain Non-Recourse Demand Note dated January 4, 2002 executed by Executive in favor of Madison River Capital, LLC (“MRC”) in the principal amount of $466,667.00 (the “MRC Note” and together with the MRTC Note, the “Notes”), all as is more fully described on the attached Schedule A. Executive agrees to pay the principal and interest described as Note Amount Due and detailed on Schedule A attached hereto no later than December 31 of each year. Notwithstanding the foregoing, in the event that (i) Executive’s employment is terminated by Holdings other than for Cause (as defined herein), by Executive for Good Reason (as defined herein), or due to the death or Disability (as defined herein) of Executive; or (ii) immediately prior to the occurrence of a Liquidity Event, then Executive shall be entitled to receive a special termination award bonus (the “Special Termination Bonus” and together with the Special Award Bonus, each a “Bonus”) as of the date of such termination or Liquidity Event in the amount equal to the unpaid Special Award

Bonus. Upon any paydown of any principal and interest under the Notes as provided for in this Section, Holdings and MRC hereby agree that a pro rata portion of the Pledged Securities (as defined in each of the Notes) shall be released from the lien and security interest granted in favor of each of them to secure repayment of the Notes.

(b)	On each date on which Executive receives either a Special Award Bonus or the Special Termination Bonus pursuant to Section 3.3(a) above, Executive shall be entitled to receive from Holdings, or its wholly-owned subsidiary Madison River Management LLC, a payment in an amount equal to 45% of the aggregate amount of the Bonus paid on such date (the “Tax Offset Payment”), all as is more fully described on the attached Schedule A. Holdings, or Madison River Management LLC, as applicable, shall withhold from the Tax Offset Payment the amount which Holdings determines to be its withholding obligations for federal, state and local income and employment taxes on the amount of any Bonus and the amount of the Tax Offset Payment. If the amount that Holdings determines that it is required to withhold for such taxes exceeds the amount of the Tax Offset Payment, the balance shall be paid to Executive promptly following such determination. If, on the other hand, the amount that Holdings determines that it is required to withhold for such taxes does not exceed the amount of the Tax Offset Payment, Executive shall promptly pay to Holdings an amount equal to such shortfall.

3.4	Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities on behalf of Holdings under this Agreement, including, without limitation, expenses for travel and similar items related to such responsibilities which are consistent with Holdings’ policies in effect from time to time with respect to travel and other business expenses. Holdings will reimburse Executive for all such expenses upon presentation by Executive from time to time of an itemized account of such expenditures; provided that such expenses are in compliance with any other Holdings’ policies in effect from time to time with respect to reporting and documentation of such expenses; it being understood, furthermore, that the cost of commuting between Executive’s residence and Holdings’ principal place of business and expenses for lodging in connection with such commuting shall not be reimbursed other than in the event the principal offices of Holdings are relocated greater than a 40 miles radius from its current location.

3.5	Taxes. Reserved

4. Employee Benefits.

4.1	Employee Benefit Programs, Plans and Practices. During the term of his employment hereunder, Holdings shall provide to Executive coverage under any employee benefit programs, plans and practices (commensurate with his position in Holdings and to the extent possible under any employee benefit plan), in accordance with the terms hereof, which Holdings makes available to its senior executive officers generally, including but not limited to (i) retirement, pension and profit-sharing, and (ii) medical, dental, hospitalization, life insurance, short-and long-term disability, accidental death and dismemberment and travel accident coverage.

4.2	Vacation and Fringe Benefits.

(a)	Executive shall be entitled to paid vacation each calendar year of no less than 25 working days. Holdings may grant additional vacation time to Executive.

(b)	In addition, Executive shall be entitled to all of the other perquisites and fringe benefits accorded the senior officers of Holdings generally.

5. Incentive Equity.

5.1	Purchase Rights; Vesting.

(a)	As of the date hereof, Executive has purchased from Holdings Class B equity of Holdings equal to 10% of the total Class B equity of Holdings for an aggregate purchase price of $1,000 and Class C equity of Holdings equal to 11.50% of the total Class C equity of Holdings for an aggregate purchase price of $1,150. Executive has been awarded 12% of Class D equity valued at $1,200 at the time of the award. Hereafter, Class B, Class C and Class D equity collectively shall be referred to as (“Incentive Equity”). Within 30 days after such purchase or award of Incentive Equity, the Executive made an election with the Internal Revenue Service under Section 83(b) of the Internal Revenue Code and the regulations promulgated thereunder. The parties agree that purchase price or value for Incentive Equity at the time of purchase was at fair market value: for Class B is $1,000; for Class C is $1,150; and Class D is $1,200 and that parties shall use and have used such value for all Federal income tax purposes.

(b)	As of the date hereof, one hundred percent (100%) of Executive’s Class B equity of Holdings and Class C equity of Holdings is fully vested and nonforfeitable.

(c)	Fifty percent (50%) of Executive’s Class D equity vested on January 1, 2006 and, provided that (except in the case of vesting pursuant to Section 5.3 (a), 6.2 and 6.3) Executive is still employed by Holdings, the remaining unvested Class D equity shall vest on a daily basis over a two year period beginning with the Approval Date so that the remainder shall have fully vested by January 1, 2008. In the event of an Initial Public Offering (“IPO”), fifty percent (50%) of then unvested Class D equity shall vest. Any unvested remaining portion of Class D equity after the Liquidity Event shall vest pro-rata over the remaining term through 2008 as described earlier herein.

(d)	“Liquidity Event” means (i) any sale of all or substantially all of the assets of Holdings on a consolidated basis in one transaction or series of related transactions (but excluding sales to affiliates) for cash or marketable securities, (ii) any sale of 50% or more of the Investor Equity (as defined in the LOI) in one transaction or series of related transactions (but excluding sales to affiliates and, with respect to individuals, related persons) for cash or marketable securities or (iii) a merger, share exchange or similar transaction which accomplishes one of the foregoing.

5.2	Distributions. Executive’s unvested Incentive Equity outstanding at the time of any dividend or other distribution to Incentive Equity will be entitled to receive the same distributions per unit as vested Incentive Equity.

5.3	Repurchase.

(a)

Executive’s unvested Incentive Equity will be subject to repurchase in whole by Holdings, at its option (which option to repurchase must be elected in writing by Holdings within ten days of termination and, subject to such repurchase option being suspended as provided below, consummation of such repurchase must be effected within 80 days thereafter), at the lower of its original cost (less all amounts distributed in respect of Executive’s unvested Incentive Equity) or its Fair Market Value at the time of termination if Executive ceases to be employed by Holdings for any reason. Notwithstanding anything in this agreement to the contrary, in the event that Executive’s employment is terminated for any reason including due to death or Disability (but other than by the Executive without Good Reason) and (i) at or prior to such termination Holdings has entered into an agreement or agreements regarding a transaction or has publicly announced its intention to consummate a transaction (including, but not limited to, a public announcement of an intention to seek to consummate a transaction), which upon consummation would trigger a Liquidity Event, or (ii) at or within six months prior to such termination is or was in active negotiations regarding a transaction, which upon consummation would trigger a Liquidity Event, then in either case Holdings’ repurchase right pursuant to the foregoing sentence will be suspended and if any such transaction is consummated then Executive’s unvested Incentive Equity shall immediately prior to the consummation of such transaction become fully vested and all distributions that would have been payable to Executive on account of such unvested Incentive Equity subsequent to Executive’s termination and prior to such vesting shall be made to Executive, with interest on each such distribution at a rate per annum equal to the prime rate in effect at the time of each such distribution, at such time (and any repurchase by Holdings of such Incentive Equity in connection with Executive’s termination of employment shall be governed by Section 5.3(b)), it being understood and agreed that, upon exercise of the repurchase option, during such suspension and prior to any such vesting hereunder, distributions that would have been payable to Executive on account of such unvested Incentive Equity shall not be for the account of Executive unless and until such Incentive Equity shall become vested; provided that if none of such transactions is consummated within two years after Executive’s termination of employment, or within such two-year period another transaction is consummated which constitutes a Liquidity Event, then Holdings’ above repurchase rights shall be reinstated. “Fair Market Value” shall mean, with respect to any security, the amount that would be paid to the holder thereof with respect to such security if all of the assets of Holdings were sold for fair value to a willing buyer in exchange for cash, all of the debt and other liabilities not assumed by the buyer were paid in full, all of the convertible debt and other convertible securities were repaid or converted (whichever yields more cash to the holders), and then Holdings were completely liquidated.

(b)	Executive’s vested Incentive Equity will not be subject to repurchase in whole or in part by Holdings.

5.4	Investors’ Agreement. Holdings has entered into an investors’ agreement (the “Investors’ Agreement”), registration agreement, and certain other agreements with Executive and the other members of Holdings (collectively, the “Investors”).

5.5

Restrictions on Transfer of Incentive Equity. Other than pursuant to Tag-Along Rights, Registration Rights, and other Exit Rights with respect to his vested Incentive Equity (as such terms are defined in the LOI and as such concepts may be incorporated in the agreements referred to in Section 5.4) Executive may not transfer his Incentive Equity at any time (other than transfers of Incentive Equity for estate planning purposes to immediate family members and trusts and/or other vehicles for the benefit of immediate family members) without the approval of members of the Board holding a majority of the votes of all members of the Board who do not have a pecuniary interest in such transfer, which majority shall include approval by members of the Board holding a majority of the votes of all of the members of the Board designated by the Institutional Investors. However, after the Liquidity Event, any and all vested Incentive Equity may be transferred subject only to the restrictions that are then in place for the securities received by other Class A equity holders in exchange or in consideration for their Class A equity.

6. Termination of Employment.

6.1	Termination Not for Cause or Termination for Good Reason.

(a)

(i)	Holdings may terminate Executive’s employment at any time, and Executive may terminate his employment at any time. If Executive’s employment is terminated by Holdings other than for Cause (as defined herein) or due to Executive’s death or Disability (as defined herein) or Executive terminates his employment for Good Reason prior to the Termination Date, Executive shall be entitled to receive from Holdings continued Base Salary (payable in accordance with the last sentence of Section 3.1 hereof) for twelve months after date of the termination plus, on the sixtieth day following the end of the fiscal year during which the termination of Executive’s employment pursuant to this Section 6.1(a) occurs, an amount in respect of any additional compensation and plans under Section 3.1 for the period employed for the fiscal year in which Executive’s employment is terminated calculated on a pro rata basis using the higher of the target amount under Section 3.1(b) or the then current target amount so long as the Short Term Incentive Compensation (“STIC”) Plan targets are met for such fiscal year; however, in the event STIC Plan target is not met, then using the same percentage payout, if any, applicable to the payout of any bonuses for other senior executives employed by Holdings.

(ii)	In addition, Executive shall (1) be entitled to receive, within a reasonable period of time after the date of termination, a cash lump sum equal to (A) any compensation payments deferred by Executive, together with any applicable interest or other accruals thereon so long as it is in compliance with Section 409A of the Internal Revenue Code, otherwise paid in its original schedule; and (B) any unpaid amounts, as of the date of such termination, in respect of any bonus for the fiscal year ending before the fiscal year in which such termination occurs; (2) for the period from the date of termination of Executive’s employment until the eighteen month anniversary of the Termination Date (as then in effect), continue to be covered under and participate in Holdings’ employee benefit programs, plans and practices with respect to medical, dental, hospitalization, life insurance and disability benefits described in Section 4.1 hereof or under such other plans of Holdings which provide for equivalent coverage to the extent and on the terms in effect on the Executive’s last day of employment; and (3) have such rights to payments under applicable plans or programs, accrued to Executive on date of termination including, without limitation, those described in Section 3 hereof as may be determined pursuant to the terms of such plans or programs.

(b)	For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s express prior written consent:

(i)	the assignment to Executive by Holdings of duties not appropriate to

Executive’s positions, responsibilities, titles and offices as set forth in Section 1 hereof, or any material reduction by Holdings of Executive’s duties or responsibilities or any removal of Executive as the Managing Director or Chief Financial Officer or member of the Board of Members, except in connection with the termination of Executive’s employment (and not cured after 15 days prior notice to all of the members of the Board);

(ii)	a reduction by Holdings in Executive’s Base Salary or target amount described in Section 3.1(b) as in effect at the commencement of employment hereunder or as the same may be increased from time to time during the terms of this Agreement;

(iii)	any material breach by Holdings of any provision of this Agreement (not cured after 15 days’ prior notice);

(iv)	requiring Executive to relocate his primary residence within and outside of the United States of America or locating the principal executive office of Holdings outside the United States of America.

6.2	Disability. If (i) Executive shall fail for a period of six consecutive months during the term of his employment hereunder, because of illness, physical or mental disability or other similar incapacity, to effectively and actively render the services provided for by this Agreement or (ii) at such earlier time as Executive submits satisfactory medical evidence that he has or the Board in its reasonable judgment determines based on satisfactory medical evidence that Executive has an illness, physical or mental disability or other incapacity which is expected to prevent him from returning to the performance of his work duties for six months or longer after such determination (“Disability”), Holdings or Executive may terminate Executive’s employment upon written notice thereof, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under this Section 6.2, and Executive shall receive or continue to receive, as the case may be:

(a)	as soon as practicable after the date of termination of Executive’s employment pursuant to this Section 6.2, a cash lump sum equal to any compensation payments deferred by Executive, together with any applicable interest or other accruals thereon so long as it is in compliance with Section 409A of the Internal Revenue Code; otherwise paid in its original schedule;

(b)	any unpaid amounts, as of the date of such termination, in respect of any bonus for the fiscal year ending before such termination, which shall be payable on the date on which such bonus would otherwise be payable;

(c)	on the sixtieth day following the end of the fiscal year during which the termination of Executive’s employment pursuant to this Section 6.2 occurs, an amount in respect of any bonus for the period employed for such fiscal year calculated on a pro rata basis using the higher of the target amount in Section 3.1(b) or the then current target amount so long as any such bonuses are paid for such fiscal year for other senior executives employed by Holdings;

(d)	for a period of one year after termination for Disability, amounts, payable on Holdings’ regular payroll schedule, equal to no less than 60% of Executive’s then annual Base Salary, reduced by any amounts received by Executive under any disability insurance policies with respect to which Holdings paid the premiums;

(e)	such rights to payments under applicable plans or programs, accrued to Executive on the date of termination including, without limitation, those described in Section 3. hereof, as may be appropriate pursuant to the terms of such plans or programs; and

(f)	vest immediately any unvested Class D Equity Units.

6.3	Death. In the event of Executive’s death during the term of his employment hereunder, Executive’s estate or designated beneficiaries shall receive:

(a)	payments of Base Salary for a period of twelve months after his date of death;

(b)	as soon as practicable after the date of Executive’s death, a cash lump sum equal to any compensation payments deferred by Executive, together with any applicable interest or other accruals thereon so long as it is in compliance with Section 409A of the Internal Revenue Code, otherwise paid in its original schedule;

(c)	any unpaid amounts, as of the date of Executive’s death, in respect of any bonus for the fiscal year ending before his death, which shall be payable on the date on which such bonus would otherwise be payable;

(d)	on the sixtieth day following the end of the fiscal year during which Executive’s death occurs, an amount in respect of any bonus during period employed for such fiscal year calculated on a pro rata basis using the higher of the target amount in Section 3.1(b) or the then current target amount so long as any such bonuses are paid for such fiscal year for other senior executives employed by Holdings;

(e)	any death benefits provided under the employee benefit programs, plans and practices described in Section 4.1 hereof, in accordance with their terms;

(f)	such other payments under applicable plans or programs accrued to Executive on date of termination, including, but not limited to those described in Section 3 hereof, as may be appropriate pursuant to the terms of such plans or programs; and

(g)	vest immediately any unvested Class D Units.

6.4	Voluntary Termination by Executive; Discharge for Cause.

(a)	In the event that Executive’s employment is terminated by Holdings for Cause, as hereinafter defined, or by Executive other than for Good Reason or other than as a result of Disability or death, prior to the Termination Date, Executive shall be entitled to receive all salary and benefits to which Executive is entitled up to and including the date of Executive’s termination of employment hereunder. Executive shall also be entitled to an amount in respect of any bonus during the period employed for such fiscal year calculated on a pro rata basis so long as the STIC Plan targets are met for such fiscal year; however, in the event STIC Plan target is not met, then using the same percentage payout, if any, applicable to the payout of any bonuses for other senior executives employed by Holdings. The obligations of Holdings under this Agreement to make any further payments, or provide any benefits specified herein, to Executive shall cease and terminate on the date on which Executive’s employment is terminated by Holdings for Cause or by Executive other than for Good Reason or other than as a result of Disability or death. Termination of Executive in accordance with this Section 6.4 (i) shall be communicated to Executive pursuant to a notice of a resolution of a majority of the Board determining that Executive is subject to discharge for Cause as defined herein; and (ii) shall immediately release Executive from any further duty or obligation arising from Section 12 (b) through Section 12 (d).

(b)	As used herein, the term “Cause” shall mean conviction in a qualified court of law of a felony or crime involving moral turpitude, repeated failure to comply with the Board’s instructions (after 30 days’ prior notice), and any other material breach of this Agreement by Executive (after 30 days’ prior notice).

7.0 Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To Holdings:

Madison River Telephone Company LLC

P.O. Box 430

103 South Fifth Street

Mebane, NC 27302

Attn: Board of Members

Facsimile: (919) 563-4993

Confirmation: (919) 563-8222

To Executive:

Paul H. Sunu

7705 Amesbury Drive

Chapel Hill, NC 27514

Facsimile: (919) 537-0013

Confirmation: (919) 408-8182

Any such notice or communication shall be sent certified or registered mail, return receipt requested, postage prepaid, or by facsimile (with confirmation of receipt) addressed as above (or to such other address as such receiving party may have designated in a notice duly delivered as described above), and the actual date of mailing shall constitute the time at which notice was given (except, in the case of facsimile, the time and date of confirmation shall be the time at which notice was given).

8.0 Separability; Legal Fees; Arbitration. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than Section 12 hereof) that cannot be resolved by Executive on the one hand and Holdings on the other, including any dispute as to the calculation of Executive’s benefits or any payments hereunder, shall be submitted to arbitration in Raleigh-Durham metropolitan area of North Carolina in accordance with Delaware law and the procedures of the American Arbitration Association. The determination of the arbitrators shall be conclusive and binding on Holdings and Executive, and judgment may be entered on the arbitrators’ award in any court having jurisdiction. The expense of such arbitration including reasonable legal fees in connection therewith shall be borne in accordance with the direction of the arbitrators.

9.0 No Obligation to Mitigate Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise.

10. Assignment. This contract shall be binding upon and inure to the benefit of the heirs and representatives of Executives and the assigns and successors of Holdings, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by Holdings, except that Holdings may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of Holdings or affiliate of Holdings.

11. Amendment. This Agreement may only be amended by written agreement of the Board and Executive.

12. Nondisclosure of Confidential Information; Non-Competition.

(a)	From and after the date hereof and at all times thereafter (except as otherwise provided in Section 12(e)), Executive shall not, without the prior written consent of Holdings, at any time divulge, disclose, use to the detriment of Holdings or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information, except (i) while employed by Holdings, in the business of and for the benefit of Holdings and to the extent such use or disclosure is required or deemed advisable by Executive in the performance of his assigned duties (provided that any Confidential Information disclosed pursuant to this clause (i) shall remain Confidential Information hereunder, except as provided below), or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of Holdings, or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order Executive to divulge, disclose or make accessible such information. Executive agrees to notify Holdings if Executive discloses such information and to take reasonable efforts to preserve the confidential nature of such information. For purposes of this Section 12(a), “Confidential Information” shall mean information concerning Holdings’ and its subsidiaries’ financial data, strategic business plans, business development (or other proprietary product data), marketing plans, know-how, customer lists, information about potential acquisition targets, acquisition strategies and targets and other non-public, proprietary and confidential information of Holdings, provided that Confidential Information shall not include information if and solely to the extent that such information is or has become publicly available through no wrongful act or breach of confidentiality by Executive.

(b)	Executive agrees that he shall not directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, member, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, (i) during the time that Executive is employed hereunder, any business that is engaged in the telephone or telecommunications industry and (ii) for a period of 12 months thereafter, any business which is in competition with the business of Holdings and/or its subsidiaries in a geographic market where Holdings and/or its subsidiaries do business. In addition, during the time that Executive is employed hereunder and for a period of 15 months thereafter, Executive agrees that, without the prior written consent of Holdings, he shall not solicit for employment any person who at any time during Executive’s employment hereunder was an employee of Holdings or any of its subsidiaries.

(c)	For purposes of Section 12(b)(ii) hereof, a business shall be deemed in competition with Holdings and/or its subsidiaries if at the time of Executive’s proposed relationship with such business, such business is rendering services being rendered by Holdings and/or its subsidiaries in one or more areas that, at the time of Executive’s termination hereunder, accounted for more than 7.5% of operating gross annual sales of Holdings and its subsidiaries. Nothing in this Section 12 shall be construed so as to preclude Executive from investing in publicly traded securities of any company provided Executive’s beneficial ownership of any class of such company’s securities does not exceed 5% of the outstanding securities of such class.

(d)

Executive and Holdings agree that the foregoing covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of such covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Section 12 would irreparably injure Holdings. Accordingly, Holdings may, in addition to pursuing any other remedies it may have in law or in equity, obtain an injunction against Executive from any court having jurisdiction over the matter, restraining any further violation of this Section 12 by Executive.

(e)	Executive hereby assigns and from time to time assigns to Holdings all right, title and interest in and to any Intellectual Property conceived, contributed to or made by Executive at any time during his employment with Holdings (whether alone or jointly with others) to the extent such Intellectual Property is not owned by Holdings as a matter of law. Executive shall thereafter promptly and fully communicate to Holdings all such Intellectual Property and shall cooperate with Holdings to protect Holdings’ interests in such Intellectual Property. Any copyrightable work prepared in whole or in part by Executive in the course of his employment with Holdings shall be deemed “a work made for hire” under the copyright laws, and Holdings shall own all of the rights comprised in the copyright therein. This cooperation shall include providing assistance in securing patent protection and copyright registrations and signing all documents reasonably requested by Holdings, even if such request occurs after termination of his employment with Holdings. Executive understands that this Agreement does not apply to an invention for which no equipment, supplies, facilities or trade secret information of Holdings was used and which was developed entirely on his own time, unless: (a) the invention relates (i) to the business (actual or reasonably proposed) of Holdings or its subsidiaries, or (ii) to Holdings’ or its subsidiaries’ research or development (actual or reasonably proposed); or (b) the invention results from any work performed by Executive for Holdings or its subsidiaries. “Intellectual Property” shall mean patent applications, copyrightable works, mask works and applications for registration related thereto, all Confidential Information, and all other intellectual property rights created, conceived or owned by, Holdings or any of its subsidiaries or for the benefit of an enterprise similar to Holdings or any of its subsidiaries.

(f)	Executive shall deliver to Holdings or at any other time Holdings may request, all Intellectual Property in his possession and control, and all copies thereof, in whatever form or medium. Upon Holdings request, Executive shall sign a written confirmation that Executive has returned all such materials. Executive agrees that the limitations in this Section 12 are reasonable and necessary to protect the legitimate business interests of Holdings and its affiliates.

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13. Indemnification; Director and Officer Insurance.

(a)

Holdings hereby agrees, commencing on the date hereof, to indemnify and hold harmless Executive to the maximum extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”), as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, only to the extent that such amendment permits Holdings to provide broader indemnification rights than DGCL permitted prior to such amendment), and to the extent permitted under the charter and Bylaws of Holdings, against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, settlements, excise taxes or penalties) reasonably incurred or suffered by Executive in connection with serving as an officer, director, employee or agent of Holdings or for serving at the request of Holdings as an officer, director, manager, member, partner, employee, trustee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise. Expenses, including attorneys’ fees, incurred by Executive in defending a proceeding shall be paid by Holdings within 30 days of submission of an invoice by Executive for such expenses and in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of Executive to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by Holdings. This Section 13(a) shall survive termination of this Agreement. The right of indemnification provided herein shall inure to the benefit of the heirs and legal representatives of Executive and shall be applicable to proceedings commenced or continuing after the date hereof, whether arising from acts or omissions occurring before or after the date hereof.

(b)	Holdings agrees it will maintain director and officer liability insurance for the purpose of covering all actions taken by Executive as an officer, director, employee or agent of Holdings which insurance is reasonably deemed necessary by Executive and is approved by the Board (which approval shall not be unreasonably withheld).

14. Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder in accordance with the terms hereof following Executive’s death, and may change such election, in either case by giving Holdings written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

15. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 15 are in addition to the survivorship provisions of any other section of this Agreement.

16. Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of Delaware, without reference to rules relating to conflict of laws.

17. Withholding. Holdings shall be entitled to withhold from any payment hereunder any amount required by law to be withheld.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

19. Executive Representations. Executive hereby represents and warrants to Holdings that (i) the Incentive Equity acquired or may be acquired will be for the Executive’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws, and the Incentive Equity will not be disposed of in contravention of the Securities Act or any applicable state securities laws, (ii) the Executive is an executive officer of Holdings, is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Incentive Equity, (iii) the Executive is able to bear the economic risk of his investment in the Incentive Equity for an indefinite period of time and the Executive understands that the Incentive Equity has not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available and all other applicable restrictions on transfer have been satisfied, (iv) the Executive has participated significantly in the structuring of the equity of Holdings, has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Incentive Equity and has had full access to such other information concerning Holdings as he has requested, (v) the execution, delivery, and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (vi) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other Person and (vii) upon the execution and delivery of this Agreement by Holdings, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

20. Executive agrees that (i) in the event that any of Executive’s equity interest in Holdings is evidenced by a certificate, such certificate shall contain an appropriate legend referring to this Agreement and (ii) no transfers of any equity interest or portion thereof in Holdings shall be made except in compliance with applicable securities laws.

21. Complete Agreement. This Agreement, those documents expressly referred to herein (including, without limitation, the employment agreement of June 4, 1996 and amendments thereto, and the Award and Restricted Stock Agreement for Paul H. Sunu), embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among Holdings and Executive, written or oral, which may have related to the subject matter hereof in any way. No waiver of this Agreement or of any of the terms or provisions hereof shall be binding upon either party hereto unless confirmed by a written instrument signed by such party. No waiver by Executive or Holdings of any term or provision of this Agreement or of any default hereunder, nor any failure or delay in exercising any right, option, power or privilege hereunder, shall affect Executive’s or Holdings’ respective rights hereafter to enforce such term or provision or to exercise any such right, option, power or privilege, or to exercise any right or remedy in the event of any other default, whether or not similar.

IN WITNESS WHEREOF, Executive and Holdings have caused this Employment Agreement to be executed as of the date first written above.

MADISON RIVER TELEPHONE COMPANY LLC

By:	/s/ J. STEPHEN VANDERWOUDE

/s/ PAUL H. SUNU
Executive

Schedule A

Special Award and Tax Offset Payment

2006
Special Award Amount:	$168,354.33
Tax Offset Amount:	$75,759.45
Total Award	$244,113.78

2007
Special Award Amount:	$160,701.65
Tax Offset Amount	$72,315.74
Total Award	$233,017.39